Exhibit 99.1

Company Contact:	Edwin Lewis
President & Co-CEO
(310) 460-0245

FOR IMMEDIATE RELEASE
Investor Relations:	Chad A. Jacobs
Brendon Frey
Integrated Corporate Relations
(203) 682-8200

MOSSIMO, INC. REPORTS SECOND QUARTER FISCAL 2005 RESULTS

Santa Monica, California, August 11, 2005—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the second quarter ended June 30, 2005.

Mossimo, Inc. reported second quarter 2005 total net revenues increased to $9.0 million compared to $6.2 million for the same period last year.  The Company reported second quarter net earnings of $2.2 million compared to net earnings of $1.0 million for the same period last year, and diluted earnings per share of $0.14 compared to diluted earnings per share of $0.06 for the same period last year.

Net revenues for the six months ended June 30, 2005 were $17.7 million compared to $12.4 million in the same period last year. The company reported net earnings for the first six months of 2005 of $4.0 million compare to net earnings of $2.2 million in the corresponding period a year ago, and diluted earnings per share of $0.26 compared to diluted earnings per share of $0.14 for the same period last year.

Edwin Lewis, President and Co-Chief Executive Officer stated, “Our second quarter results were driven by the growth of the Mossimo brand at Target, in particular, our women’s black label and red label, women’s shoes, men’s wovens and bottoms all performed well.  At the same time, revenues at Zellers were flat year-over-year as we continue to experience merchandising issues in the Canadian marketplace. With regard to Modern Amusement, our margins were impacted by higher off price sales and the write down of slower moving inventory.”

To listen to the Mossimo prerecorded second quarter fiscal 2005 earnings call, please dial (719) 457-0820 or (888) 203-1112, followed by the conference identification number #7542446.  This call will be available beginning today, August 11, 2005 at 4:00 pm ET and run through August 18, 2005 at 11:59 pm ET.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,688	$4,903
Restricted cash	717	413
Investments	—	4,800
Accounts receivable	6,448	2,908
Merchandise inventory	785	539
Deferred income taxes	2,376	1,739
Prepaid expenses and other current assets	375	436
Total current assets	25,389	15,738

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	985	1,117

DEFERRED INCOME TAXES	3,144	5,646

GOODWILL	212	212

TRADENAME, net	95	112

OTHER ASSETS	52	96
	$29,877	$22,921

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,113	$352
Accrued liabilities	307	257
Accrued commissions	778	258
Accrued bonuses	1,780	206
Total current liabilities	3,978	1,073

DEFERRED RENT	137	135
Total liabilites	4,115	1,208

COMMITMENTS, CONTINGENCIES, AND SUBSEQUENT EVENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,738,442 at June 30, 2005 and December 31, 2004	15	15
Additional paid-in capital	39,763	39,763
Accumulated deficit	(14,016)	(18,065)
Net stockholders’ equity	25,762	21,713
	$29,877	$22,921

MOSSIMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(Unaudited)

	For the Three Months		For the Six Months
	June 30,		June 30,
	2005	2004	2005	2004

Revenue from license royalties and design service fees	$8,113	$5,784	$15,467	$11,994

Product sales	932	424	2,242	450

Total revenues	9,045	6,208	17,709	12,444

Operating expenses:
Cost of product sales	695	211	1,734	224
Selling, general and administrative	5,353	4,330	9,928	8,543
Total operating expenses	6,048	4,541	11,662	8,767

Earnings from operations	2,997	1,667	6,047	3,677

Other income - Interest income	79	20	110	47
Earnings before income taxes	3,076	1,687	6,157	3,724

Income taxes	848	680	2,108	1,527

Net earnings	$2,228	$1,007	$4,049	$2,197

Earnings per common share:
Basic	$0.14	$0.06	$0.26	$0.14
Diluted	$0.14	$0.06	$0.26	$0.14
Weighted average common shares outstanding:
Basic	15,738	15,738	15,738	15,738
Diluted	15,768	15,768	15,762	15,770